Execution



                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                           SERIES 1998-9

                          TERMS AGREEMENT
                          ---------------
                    (to Underwriting Agreement,
                       dated March 21, 1996,
             between the Company and the Underwriter)

GE Capital Mortgage Services, Inc.           New York, New York
Three Executive Campus                             May 26, 1998
Cherry Hill, NJ 08002

           Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-9 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-9 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-43755). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pool: The Series 1998-9 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed-rate, first-lien, fully-amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of May 1, 1998 (the "Cut-off Date"):

      (a) Aggregate Principal Amount of the Mortgage Pool:
$751,628,249.39 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $712,500,000 or greater than $787,500,000.

      (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

      (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in
Section 1(a):

                                                    Class
                   Principal      Interest      Purchase Price
Class               Balance         Rate         Percentage
-----               -------         ----         ----------

Class A1          $48,871,886       6.50%         99.03125%
Class A2           54,638,720       6.50%         99.03125%
Class A3          203,020,714       7.00%         99.03125%
Class A4            7,889,139       0.00%         99.03125%
Class A5           18,949,394       6.75%         99.03125%
Class A6           14,087,291        (2)          99.03125%
Class A7            4,986,000       7.00%         99.03125%
Class A8           51,175,000       6.75%         99.03125%
Class A9                  (1)       6.75%         99.03125%
Class A10         164,000,383       6.75%         99.03125%
Class A11          20,252,000       6.75%         99.03125%
Class A12          22,880,000       6.75%         99.03125%
Class A13          23,196,750       6.75%         99.03125%
Class A14           5,000,000       7.00%         99.03125%
Class A15          33,000,000       6.50%         99.03125%
Class A16           3,652,261        (2)          99.03125%
Class A17          22,394,100       6.75%         99.03125%
Class A18           9,880,000       6.75%         99.03125%
Class A19          12,872,248       6.75%         99.03125%
Class R                   100       6.75%         99.03125%
Class RL                  100       6.75%         99.03125%


----------------------
(1) The Class A9 Certificates are issued with an initial Notional
    Principal Balance of $5,055,948.
(2) Interest will accrue on the Class A6 and Class A16
    Certificates at the respective rates described in the Prospectus.

      (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, May 28, 1998 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates, other than the Class A4, Class A9 and Class A16 Certificates, shall have received Required Ratings of at least "AAA" from Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), respectively. The Class A4, Class A9 and Class A16 Certificates shall have received Required Ratings of at least "AAA" by Fitch and "AAAr" by S&P.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      Section 6. Additional Expenses. The Underwriter will pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                      Very truly yours,

                      DONALDSON, LUFKIN & JENRETTE
                         SECURITIES CORPORATION



                      By:_______________________________
                         Name:
                         Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:_______________________________
   Name:
   Title: